Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-1 (Nos. 333-264259 and 333-268315), Form S-3 (No. 333-269493) and Form S-8 (Nos. 333-264454 and 333-266891) of Knightscope, Inc. of our report  (which contains an explanatory paragraph relating to the Company’s ability to continue as a going concern as described in Note 1 to the consolidated financial statements) dated March 31, 2023, relating to the consolidated financial statements, which appears in this Annual Report on Form 10-K.

/s/ BPM LLP

San Jose, California
March 31, 2023